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                                                                      Exhibit 12


                          DEAN WITTER, DISCOVER & CO.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Three Months Ended
                                                     March 31,
                                                ------------------
                                                  1997      1996
                                                --------  --------

Earnings
    Income before income taxes                  $  454.5  $  400.4
    Interest expense                               414.9     390.7
    Interest factor in rent expense                 13.3      13.0
                                                --------  --------

        Total earnings                          $  882.7  $  804.1
                                                ========  ========

Fixed charges
    Interest expense                               414.9     390.7
    Interest factor in rent expense                 13.3      13.0
                                                --------  --------

        Total fixed charges                     $  428.2  $  403.7
                                                ========  ========

Ratio of earnings to fixed charges                   2.1       2.0
                                                ========  ========


"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.